Exhibit 10.2

21 January 2015
Kadant, Inc.
Dear Sirs/Madam,
Our Reference: CBD19626
Re: USD 10,000,000.00 Interest Rate Swap
USI: 1010000236 - DTCCRA20150116D10494500591299918

The purpose of this document is to set forth the terms and conditions of the transaction entered into between Citizens Bank, National Association (formerly doing business as RBS Citizens, N.A.) (“Citizens”) and Kadant, Inc. (the “Counterparty”) on the Trade Date specified below (the ''Transaction''). This document will constitute a ''Confirmation'' as referred to in the ISDA Master Agreement specified below.
The definitions and provisions contained in the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between Counterparty and Citizens as to the terms of the Transaction to which this Confirmation relates. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of 13 May 2005 between Counterparty and Citizens Bank, National Association as the same may be amended and supplemented from time to time (the “Agreement”).
In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount	USD 10,000,000.00

Trade Date	16 January 2015

Effective Date	16 January 2015

Termination Date	27 March 2020, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Amounts

Fixed Rate Payer	Counterparty

Fixed Rate Payer Payment Dates	Payment Dates as specified in the Notional Schedule

Fixed Rate	1.50 per cent

Fixed Rate Day Count Fraction	Actual/360

Business Days for Fixed Amounts	London and New York

Floating Amounts

Floating Rate Payer	Citizens Bank, National Association

Floating Rate Payer Payment Dates	Payment Dates as specified on the Notional Schedule

Floating Rate Option	USD-LIBOR-BBA

Designated Maturity	3 month

Floating Rate for the Initial Calculation Period	0.22934 pct

Spread	None

Floating Rate Day Count Fraction	Actual/360

Compounding	Inapplicable

Reset Dates	The first day of each Calculation Period

Business Days for Floating Amounts	London and New York

Calculation Agent	Citizens Bank, National Association

The Counterparty understands that the Transaction entered into under this Agreement does not constitute a deposit and is not insured by the Federal Deposit Insurance Corporation, Federal Reserve Board, Office of the Comptroller of the Currency or any state or federal banking agency.
Account Details

Payments to the Counterparty:

Bank Name:	Wells Fargo

Account Number:	4162079339

Account Name:	Kadant, Inc.

ABA Number:	121000248
Offices

The Office of Citizens for the Transaction is	Providence

The Office of the Counterparty for the Transaction is	Westford, MA
Each party represents to the other party on the Trade Date of this Transaction that (in the absence of a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):-
(a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying, and has not relied, on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction, no communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.
(b) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.
(c) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Transaction.
This Confirmation is in final form and supersedes all previous Confirmations and communications in respect of this Transaction. No hard Copy will follow.
In the event that you disagree with any part of this Confirmation, please notify us via the contact details below, so that the discrepancy may be quickly resolved. All inquiries regarding confirmations, payments and/or rate re-settings should be sent to:

Citizens Bank, National Association
One Citizens Plaza

Providence, RI 02903
Attn: Interest Rate Risk Management
Phone 401-282-1126 or 401-282-1809
Fax 401-282-7718

We are pleased to have completed this Transaction and look forward to dealing with you again in the near future.
Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation enclosed for that purpose and returning it to us via fax at the number listed above.

For and on behalf of Citizens Bank, National Association

By:__/s/ Michael J. Liberatore___ ________
Name: Michael J. Liberatore
Title: Vice President

Kadant, Inc.

By:____/s/ Daniel J. Walsh______________
Name: Daniel J. Walsh
Title: Treasurer
Notional Schedule - CBD19626

Period
16 January 2015 - 02 April 2015	USD 10,000,000.00
02 April 2015- 03 July 2015	USD 10,000,000.00
03 July 2015- 02 October 2015	USD 10,000,000.00
02 October 2015- 31 December 2015	USD 10,000,000.00
31 December 2015- 01 April 2016	USD 10,000,000.00
01 April 2016- 01 July 2016	USD 10,000,000.00
01 July 2016- 30 September 2016	USD 10,000,000.00
30 September 2016- 30 December 2016	USD 10,000,000.00
30 December 2016- 31 March 2017	USD 10,000,000.00
31 March 2017- 30 June 2017	USD 10,000,000.00
30 June 2017- 29 September 2017	USD 10,000,000.00
29 September 2017- 29 December 2017	USD 10,000,000.00
29 December 2017- 29 March 2018	USD 10,000,000.00
29 March 2018- 29 June 2018	USD 10,000,000.00
29 June 2018- 28 September 2018	USD 10,000,000.00
28 September 2018- 28 December 2018	USD 10,000,000.00
28 December 2018- 29 March 2019	USD 10,000,000.00
29 March 2019- 28 June 2019	USD 10,000,000.00
28 June 2019- 27 September 2019	USD 10,000,000.00
27 September 2019- 27 December 2019	USD 10,000,000.00
27 December 2019- 27 March 2020	USD 10,000,000.00

All dates are subject to adjustment in accordance with the Modified Following Business Day Convention